Exhibit 99.1

VIASPACE APPOINTS
DIRECTOR OF MERGERS AND ACQUISITIONS

PASADENA, CA —January 17, 2007 — VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that it has appointed Daniel J. Lehman as Director of Mergers and Acquisitions. Mr. Lehman has over 15 years of experience in mergers and acquisitions, finance, and private equity in the U.S., Europe, and Asia.

Mr. Lehman was a key member of the Strategy and Corporate Development team at Case Corporation, which was responsible for all acquisitions, recapitalizations, divestitures, and joint ventures for the company’s worldwide operations. He was a Founder and General Partner of Pacific Coast Ventures, a private equity firm focused on investing in technology companies located primarily in Southern California, and he was one of six investment professionals managing three funds and approximately $300 million at the venture capital firm of Forrest Binkley & Brown. Mr. Lehman is experienced in sourcing, evaluating, structuring, negotiating, and funding investments. He has advised companies on securing additional debt and equity capital, evaluating partnership opportunities, and structuring liquidity options.

Mr. Lehman earned a BS in Information Systems from Kettering University and an MBA from Harvard Business School.

VIASPACE CEO, Dr. Carl Kukkonen, said, “VIASPACE is a growing company. We anticipate substantial revenue growth in 2007 from our current subsidiaries focusing on energy and security. In addition, the VIASPACE Board of Directors has asked management to explore additional growth opportunities through mergers and acquisitions. We expect Dan Lehman to be of great help as the company evaluates potential acquisitions, joint ventures and other partnerships that have the potential to leverage our proprietary technology in the marketplace.”

VIASPACE has two main subsidiaries, Direct Methanol Fuel Cell Corporation, which is developing disposable fuel cartridges for notebook computers, cell phones and other portable electronic devices expected to be powered by fuel cells, and VIASPACE Security Inc. which focuses on maritime/container security, surveillance and automated threat detection. VIASPACE Security Inc. has a contract from L3 Communications in the area of container security, and has recently announced a teaming agreement with Raytheon on security and surveillance. Direct Methanol Fuel Cell Corporation has previously announced cartridge manufacturing agreements with Nypro in the US, SEED Corp. in Japan and with Elentec, SMC and Hyun Won in Korea.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at , or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.